Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-70241

PROSPECTUS SUPPLEMENT
TO PROSPECTUS INCLUDED IN
REGISTRATION STATEMENT ON FORM S-4
FILED ON JANUARY 7, 1999


                      [ANDERSON COMMUNITY BANK LETTERHEAD]


                                February 10, 1999

Dear Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of Anderson Community Bank to be held at the Anderson Fine Arts Center-Carnegie Building located at 32 West 10th Street, Anderson, Indiana, on March 25, 1999, at 3:30 p.m. local time.

         The purpose of the meeting is to consider and vote upon the adoption of the Agreement of Reorganization and Merger dated October 27, 1998, pursuant to which Anderson Community Bank will merge with and into Pendleton Banking Company under the name "The Madison Community Bank." If the proposed merger is consummated, shares of Anderson Common Stock will be converted into shares of Common Stock of First Merchants Corporation, the parent company of Pendleton Banking Company, all as described in the accompanying Prospectus/Proxy Statement.

         Your Board of Directors believes that the proposed merger between Anderson Community Bank and Pendleton Banking Company is in the best interests of Anderson and its shareholders and has unanimously approved the proposed merger. Enclosed with this letter are (i) a Notice of Special Meeting of Shareholders and Prospectus/Proxy Statement dated February 10, 1999, (ii) a proxy card for you to complete, sign, date and return, and (iii) a postage pre-paid envelope. We encourage you to read the enclosed materials carefully and in their entirety.

         Whether or not you attend the Special Meeting, your Board of Directors requests that you complete, sign and date the enclosed proxy card and return it in the enclosed postage pre-paid envelope at your earliest convenience prior to the Special Meeting. If you desire, you may cancel your proxy at any time before it is voted at the Special Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THE PROPOSED MERGER.

                                           Very truly yours,


                                           /s/ James F. Ault
                                           James F. Ault
                                           Chairman of the Board